Exhibit 10.o

Description of Director Compensation pursuant to

Item 601(b)(10)(iii)(A) of Regulation S-K

The following is a description of Directors Compensation for First Bancorp (the “Company”), effective as of January 1, 2014.

Each non-employee director earns a base director fee of $21,000 per year. In addition to the base fee, the chairman of the Company is paid $6,000 annually, the chairman of First Bank is paid $6,000 annually, the chairman of the Audit Committee is paid $4,000 annually, and all other Audit Committee members are paid $1,000 annually,

Non-employee directors of the Company also participate in the Company’s equity plan. In June of each year, each non-employee director of the Company is expected to receive a grant of shares of common stock with a value of approximately $16,100.

Directors who retire from the Board of Directors and who are elected to Director Emeritus status received $4,000 per year for a period of three years.

Directors are also entitled to reimbursement of costs and expenses incurred in connection with attending bank educational conferences.